Exhibit 10.1


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                          STOCK PURCHASE AGREEMENT


                                BY AND AMONG


                            FLANDERS CORPORATION
                        a North Carolina corporation,

                                     AND


                             THE SHAREHOLDERS OF

                            PRECISIONAIRE, INC.,
                            a Florida corporation


                                July 1, 1996


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                              TABLE OF CONTENTS

SECTION                                                                    PAGE

1.  Purchase of Precision Shares                                             1
    (a)  Purchase                                                            1
    (b)  Amount of Purchase Price                                            1
    (c)  Transfer of Real Property                                           3
    (d)  Issuance and Escrow of Flanders Shares After Closing                4

2.  Delivery.                                                                4
    (a)  Delivery of Flanders Shares and Precision Shares                    4
    (b)  Payment of Purchase Price; Closing Escrow Fund                      5
    (c)  Shareholder Liabilities                                             6

3.  Representations and Warranties of the Sellers.                           6
    (a)  Ownership of Precision Shares                                       6
    (b)  Authority                                                           6
    (c)  Compliance with Law                                                 6
    (d)  No Litigation                                                       7
    (e)  Solvency                                                            7
    (f)  Securities Laws Compliance                                          7
    (g)  No Material Misstatements                                           8

4.  Representations and Warranties Concerning Precision                      8
    (a)  Organization, Standing and Qualification                            8
    (b)  Capitalization                                                      8
    (c)  Subsidiaries                                                        9
    (d)  Stock Transfer Books                                                9
    (e)  Corporate Records                                                   9
    (f)  No Defaults                                                         9
    (g)  No Conflict                                                         9
    (h)  Consents and Approvals                                              9
    (i)  Related-Party Transactions                                         10
    (j)  Safety Laws                                                        10
    (k)  Environmental Compliance                                           10
    (l)  Compliance With Law                                                12
    (m)  Financial Statements                                               12
    (n)  Properties and Assets                                              12
    (o)  Leases                                                             13
    (p)  Inventory                                                          13
    (q)  Intellectual Property                                              13
    (r)  Material Contracts                                                 14
    (s)  No Undisclosed Liabilities                                         14
    (t)  Litigation                                                         14

                                      i

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    (u)  Taxes                                                              14
    (v)  Employment Contracts                                               15
    (w)  Precision Personnel Matters                                        15
    (x)  Employee Restrictions                                              15
    (y)  Labor Matters                                                      15
    (z)  Employee Benefit Plans                                             15
    (aa) No Adverse Change                                                  16
    (bb) Discrimination                                                     17
    (cc) Disputes and Charges                                               17
    (dd) Accuracy of Information Furnished                                  17

5.  Representations, Warranties and Agreements of Buyer                     17
    (a)  Organization, Standing and Qualification                           18
    (b)  Authority                                                          18
    (c)  Compliance with Law                                                18
    (d)  Shares Purchased for Investment                                    18
    (e)  Flanders' Shares                                                   18
    (f)  Employment Contracts and Options                                   18
    (g)  Consents and Approvals                                             18
    (h)  Maintenance of Subsidiary Status; Location of Business             19
    (i)  Information Regarding Precision                                    19

6.  The Closing                                                             19

7.  Conditions of Buyer's and Sellers' Performance                          19
    (a)  Buyer's Conditions                                                 19
    (b)  Sellers' Conditions                                                21

8.  Indemnification                                                         23
    (a)  General Indemnification Obligation of Each Seller                  23
    (b)  General Indemnification Obligation of Buyer                        23
    (c)  Limitation of Indemnity                                            24
    (d)  Several Liability                                                  25
    (e)  Method of Asserting Claims, Etc                                    25
    (f)  Payment                                                            27
    (g)  Arbitration                                                        27
    (h)  Exclusive Remedy                                                   27

9.  Non-Disclosure Covenants                                                27
    (a)  Proprietary Information                                            27
    (b)  Publicity                                                          28

10. Other Matters                                                           28
    (a)  No Share Purchases                                                 28
    (b)  Further Actions                                                    28
    (c)  Purchase of Life Insurance Policy                                  28


                                      ii

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    (d)  Payment of Health Insurance Premiums                               28
    (e)  Seller Compensation Pending Closing                                28

11. Termination and Amendment                                               29
    (a)  Pre-Closing                                                        29
    (b)  Waiver                                                             29

12. Miscellaneous                                                           30
    (a)  Attorneys' Fees                                                    30
    (b)  Brokers and Finders                                                30
    (c)  Expenses                                                           30
    (d)  Survival                                                           30
    (e)  Severability                                                       30
    (f)  Notices                                                            30
    (g)  Definition of "Sellers' Knowledge"                                 31
    (h)  Entire Agreement                                                   31
    (i)  Counterparts                                                       32
    (j)  Binding Effect                                                     32
    (k)  Governing Law                                                      32
    (l)  Time of the Essence                                                32


                                     iii

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                                  EXHIBITS


A.  Shareholder List of Precisionaire, Inc.
B.  Texas Real Property
B1. Florida Real Property
B2. Pennsylvania Real Property
C.  Flanders Shares Escrow Agreement
D.  Registration Rights Agreement
E.  Closing Escrow Agreement


                                  SCHEDULES


3(f)(iii)       Flanders Shares to be held by Fiduciary
4(f)            No Defaults
4(g)            No Conflicts
4(h)            Consents and Approvals
4(i)            Related Party Transactions
4(k)(ii)(C)     Environmental Compliance
4(k)(ii)(D)     Environmental Compliance
4(m)            Financial Statements (4/30/96)- Precision
4(o)            Equipment Leases - Precision
4(p)            Inventory
4(q)            Intellectual Property
4(r)            Material Contracts
4(t)            Litigation
4(u)            Taxes
4(v)            Employment Agreements
4(w)            Personnel Matters
4(z)(i)         Employee Benefit Plans - Precision
4(z)(vii)       Retiree Benefits
4(aa)(ii)       Damages, etc.
4(aa)(iii)      Material Adverse Contracts
4(bb)           Discrimination
5(f)            Form of Employment Agreement
7(a)(x)         Noncompetition Agreement
7(a)(x)(i)      Noncompetition Agreement
7(a)(xiii)      Form of Sellers' Closing Certificate
7(b)(x)(i)      Form of Lease
7(b)(x)(ii)     Form of Lease
9(a)            Proprietary Information


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                          STOCK PURCHASE AGREEMENT


THIS STOCK PURCHASE AGREEMENT ("Agreement") is executed as of this 1st day of July 1996 by and between FLANDERS CORPORATION, a North Carolina corporation ("Buyer" or "Flanders"), and the undersigned SHAREHOLDERS OF PRECISIONAIRE, INC., a Florida corporation ("Precision"), all of whom are identified on Exhibit A (the "Sellers").

WHEREAS, Buyer is a publicly-held North Carolina corporation which is in the business of, among other things, designing, manufacturing and selling high performance filter systems; and

WHEREAS, Precision is a Florida corporation which is in the business of designing, manufacturing and selling low to medium efficiency filters; and

WHEREAS, the parties intend by this Agreement to provide for the acquisition by Buyer of all the issued and outstanding capital stock of Precision, in exchange for Twenty-Seven Million Three Hundred Fifteen Thousand Dollars ($27,315,000) and 786,885 shares of Flanders common stock (the "Flanders Shares"), pursuant to the terms hereof.

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth herein, it is agreed as follows:

1.	Purchase of Precision Shares.

    (a) Purchase. Subject to the terms and conditions contained herein, Buyer agrees to purchase from each Seller, and each Seller agrees to sell to Buyer, for the consideration set forth below, the number of shares of common stock of Precision (the "Precision Shares") listed beside such Seller's name in Exhibit A hereto.

    (b)  Amount of Purchase Price.

        (i)	 Purchase Price.  As consideration for the sale of the Precision
Shares by the Sellers and the full and complete performance by the Sellers of their obligations under this Agreement, Buyer shall at the closing of the transactions contemplated hereby (the "Closing") pay the Sellers the sum of TWENTY- SEVEN MILLION THREE HUNDRED FIFTEEN THOUSAND DOLLARS ($27,315,000) (the "Cash Purchase Price") and deliver the Flanders Shares to the Escrow Agent (as hereinafter defined) in the manner provided in Section 2 hereof. The Cash Purchase Price shall be apportioned among and paid to the Sellers in the amounts set forth on Exhibit A hereto.

        (ii)  Purchase Price Adjustment.

            (A) Closing Balance Sheet Preparation. As soon as practicable after the Closing, but in any event not later than sixty (60) days after the

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Closing Date (as defined in Section 6 hereof), the Buyer will deliver to the
Sellers a balance sheet of Precision (together with the notes thereto), as at 11:59 p.m. Tampa time on June 30, 1996 (the "June 30 Balance Sheet"), audited by McGladrey & Pullen, L.L.P.

            (B)  Basis for Preparation of Closing Balance Sheet.  The June
30 Balance Sheet (i) shall fairly represent the financial position of Precision as at June 30, 1996; (ii) shall be prepared in accordance with Generally Accepted Accounting Principles, consistently applied; (iii) shall include line item titles consistent with those in the balance sheet of Precision as at December 31, 1995, audited by Arthur Andersen, L.L.C. (the "1995 Audited Balance Sheet"); and, (iv) shall be prepared in accordance with the accounting policies and practices (including policies and practices with respect to the valuation of inventory, depreciation and asset lives and the establishment and accrual of reserves) consistent with those used in the preparation of the 1995 Audited Balance Sheet and the notes thereto.

            (C)  Computation of Adjusted Closing Net Worth.  Based on the
June 30 Balance Sheet, McGladrey & Pullen, L.L.C. shall compute the June 30 Net Worth of Precision in the manner provided in the following sentence of this subsection and deliver a statement of June 30 Net Worth to Sellers at the time of delivery of the Closing Balance Sheet. For purposes of this Agreement, the term "June 30 Net Worth" shall mean the total assets of Precision as reflected on the June 30 Balance Sheet, minus the sum of (i) the total liabilities of Precision as reflected on the June 30 Balance Sheet (excluding, however, any reserve in connection with the Texas Wrongful Death Action (as said term is defined in Section 8(c)(i)(D) hereof) and (ii) the value of the Real Property (as defined in Exhibit B hereto) reflected on the June 30 Balance Sheet.

            (D) Review by Sellers. The Sellers will, promptly after delivery to them of the June 30 Balance Sheet and the June 30 Net Worth statement, review the same and such of the work papers and the underlying records relating thereto as it shall deem advisable, and within twenty (20) days after delivery of the June 30 Balance Sheet and June 30 Net Worth statement deliver a notice to the Buyer either (1) concurring in the preparation of the June 30 Balance Sheet and the June 30 Net Worth statement ("Notice of Concurrence"), or, (2) disagreeing therewith ("Notice of Disagreement"). If the Sellers shall deliver a Notice of Disagreement, they shall concurrently deliver to the Buyer a report setting forth the Sellers' proposed revisions to the June 30 Balance Sheet and their calculation of the June 30 Net Worth. Failure by the Sellers to deliver a Notice of Disagreement and proposed revisions within the time specified shall be deemed to constitute a Notice of Concurrence.


                                      2

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            (E)  Resolution of Disagreements.  If a Notice of Disagreement
is delivered pursuant to subsection (D), the parties hereto shall, during the fourteen (14) days following such delivery, use their best efforts to reach agreement as to the amount of the June 30 Net Worth. If, during such period, the parties are unable to reach agreement, they shall promptly thereafter (but in no event later than fourteen (14) days from the end of such period) engage a firm of independent accountants of nationally recognized standing reasonably satisfactory to the Sellers and the Buyer, to promptly review this Agreement, the June 30 Balance Sheet and the reports accompanying the Notice of Disagreement. Such independent accountants shall, as promptly as practicable, deliver to the Sellers and the Buyer a report setting forth a balance sheet for Precision as of June 30, 1996 and a statement of June 30 Net Worth. Such report shall be final, conclusive and binding upon the parties hereto.

            (F)  Expenses.  The fees and expenses of McGladrey & Pullen,
L.L.P. in connection with the preparation of the June 30 Balance Sheet and June 30 Net Worth statement shall be borne by Buyer. The fees and expenses relating to any report prepared pursuant to subsection (E) above shall be borne by the party who does not prevail in such dispute. If the independent accountants' report delivered pursuant to subsection (E) above does not materially agree with either the Buyer's or the Sellers' statements of June 30 Net Worth, such fees and expenses shall be borne equally by the Buyer and the Sellers.

            (G) Adjustment of Purchase Price. If the June 30 Net Worth is equal to or greater than SEVEN MILLION DOLLARS ($7,000,000) (the "Adjustment Base"), there shall be no adjustment in the Purchase Price. In the event the June 30 Net Worth is less than the Adjustment Base, the Sellers shall pay to the Buyer the difference between the Adjustment Base and the June 30 Net Worth (the "June 30 Net Worth Deficiency"). The payment of the June 30 Net Worth Deficiency, if any, shall be made in the manner provided in Section 2(b)(ii) hereof. Any payment due pursuant to the provisions of this subsection shall be made within twenty (20) days after delivery of the June 30 Balance Sheet to the Sellers, or, if the Sellers furnish a notice of disagreement pursuant to subsection (D), within five (5) days after the earlier to occur of an agreement between the Buyer and Sellers as to such amount or the delivery of the report to be delivered by the independent accountants pursuant to subsection (E) hereof.

    (c)	Transfer of Real Property.

        (i) Texas Real Property. Prior to Closing, POT Realty shall cause the land and buildings described on Exhibit B (the "Texas Real Property"), to be transferred to Precision, free and clear of all liens and encumbrances other than those

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to be satisfied immediately upon receipt of the Cash Payment provided in Section 2(b)(i) hereof, in exchange for 5193 shares of Precision Stock.

        (ii) Florida Real Property. In the event POF Realty provides the Buyer with a report reasonably satisfactory to Buyer stating that the parcel of real property described on Exhibit B1 hereto (the "Florida Real Property") appears to be free of material environmental contamination, POF Realty shall cause the Florida Real Property to be transferred to Precision, free and clear of all liens and encumbrances other than those to be satisfied immediately upon receipt of the Cash Payment provided in Section 2(b)(i) hereof, in exchange for 4661 shares of Precision Stock.

        (iii) Pennsylvania Real Property. In the event LBH Realty provides the Buyer with a report reasonably satisfactory to Buyer stating that the parcel of real property described on Exhibit B2 hereto (the "Pennsylvania Real Property") appears to be free of material environmental contamination, LBH Realty shall cause the Pennsylvania Real Property to be transferred to Precision, free and clear of all liens and encumbrances other than those to be satisfied immediately upon receipt of the Cash Payment provided in Section 2(b)(i) hereof, in exchange for 1426 shares of Precision Stock.

        (iv) Additional Share Purchase and Purchase Price Increase. In the event additional shares of Precision Stock are issued to POF Realty and/or LBH Realty in consideration of the transfer of the Florida Real Property and/or the Pennsylvania Real Property, the Cash Purchase Price shall be increased by an amount equal to the product of $638.28 per share times the number of such additional shares and the Buyer shall purchase such additional shares at Closing.

    (d) Issuance and Escrow of Flanders Shares After Closing. In addition to the Cash Payment, Buyer shall place the Flanders Shares into escrow at Closing. The Flanders Shares shall be held in escrow and released to the Sellers over a three year period if certain performance objectives are met by Precision, as set forth in the Escrow Agreement attached as Exhibit C ("Flanders Shares Escrow Agreement"). SunTrust Bank shall act as Escrow Agent under such agreement (the "Escrow Agent"). In addition, Buyer and Sellers shall simultaneously enter into a Registration Rights Agreement with respect to the Flanders Shares in substantially the form of Exhibit D (the "Rights Agreement").

2.	Delivery.

    (a) Delivery of Flanders Shares and Precision Shares. At Closing (i) each Seller shall deliver to Buyer certificates evidencing the Precision Shares owned by each such Seller immediately prior to Closing, endorsed in blank, together with all necessary stock powers and otherwise in proper form for transfer, and
(ii) Buyer shall deliver to the Escrow Agent certificates representing the Flanders Shares, in the name of Sellers as set forth on Exhibit A and Sellers shall concurrently deliver to the Escrow Agent the related duly executed and medallion guaranteed stock powers.

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    (b)  Payment of Purchase Price; Closing Escrow Fund.

        (i)  Deposit(s).

            (A) First Deposit. Simultaneous with the signing of this Agreement Buyer shall deliver to Harold W. Mullis, Jr., attorney for the Sellers, a check in the amount of TWO MILLION DOLLARS ($2,000,000) (the "First Deposit") to be held and administered as hereinafter provided. In the event the transactions contemplated by this Agreement close on or before August 31, 1996, the amount of the First Deposit (and any interest earned thereon) shall be credited toward the Closing Cash Payment due pursuant to subsection 2(b)(ii) hereof (the "Closing Cash Payment"). In the event the transactions contemplated by this Agreement fail to close on or before August 31, 1996, for any reason other than a material default by the Sellers in their obligations hereunder or a material breach of any representation or warranty made by the Sellers in the Agreement (collectively or separately, a "Sellers' Failure"), and Flanders declines or fails to make the "Second Deposit" as hereinafter provided, the First Deposit (and any interest earned thereon) shall be forfeited and delivered to the Sellers as liquidated damages for Buyer's failure to close. If the Closing does not occur on or before August 31, 1996 as a result of the occurrence of an event constituting a Sellers' Failure, then the First Deposit shall be returned to Buyer.

            (B) Second Deposit. If the transactions contemplated hereby do not close on or before August 31, 1996, the Buyer may, but it is not obligated to, deliver to Mr. Mullis on or before August 31, 1996 an additional TWO MILLION DOLLARS ($2,000,000) deposit (the "Second Deposit"). If the Buyer makes the Second Deposit and the transactions contemplated by this Agreement close on or before September 30, 1996, then the amounts of the First Deposit and the Second Deposit (and any interest earned thereon) shall be credited toward the Closing Cash Payment. If the Buyer makes the Second Deposit and the transactions contemplated by this Agreement fail to close on or before September 30, 1996 for any reason other than a Sellers' Failure, the aggregate amounts of the First Deposit and the Second Deposit (and any interest earned thereon) shall be forfeited and delivered to the Sellers as liquidated damages for Buyer's failure to close. If the Buyer makes the Second Deposit and the transactions contemplated hereby fail to close on or before September 30, 1996 as a result of an event constituting a Sellers' Failure, the amounts of the First Deposit and the Second Deposit (and any interest earned thereon) shall be returned to the Buyer.

        (ii) Closing Cash Payment. The sum of TWENTY-FOUR MILLION THREE HUNDRED FIFTEEN THOUSAND DOLLARS ($24,315,000) shall be paid to the Sellers at the Closing by wire transfer of immediately available funds to such account or accounts as may be designated by the respective Sellers prior to Closing, and in accordance with instructions provided in connection therewith.

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        (iii)  Closing Escrow Fund.  At Closing, the Buyer shall deliver by wire transfer of immediately available funds the sum of THREE MILLION DOLLARS ($3,000,000) (the "Closing Escrow Fund") to the Escrow Agent to be held and administered in accordance with the terms and provisions of the Closing Escrow Agreement attached hereto as Exhibit E (which shall be executed and delivered at Closing). In the event it is determined that a June 30 Net Worth Deficiency exists, the Escrow Agent shall pay the amount of such June 30 Net Worth Deficiency to the Buyer from the Closing Escrow Fund immediately upon final determination thereof. The Escrow Agent shall distribute the sum of $2,000,000, less the amount of the June 30 Net Worth Deficiency, if any, to the Sellers immediately following the payment, if any, of the amount of the June 30 Net Worth Deficiency to Buyer. The $1,000,000 balance remaining in the Closing Escrow Fund shall be held and administered in accordance with the terms thereof.

    (c) Shareholder Liabilities. Buyer shall not assume any state or federal tax liability of any Precision Shareholder. All shareholder notes payable or other amounts owed by Precision to any of the Sellers, except leases, shall be cancelled prior to or at Closing.

3. Representations and Warranties of the Sellers. To induce Buyer to enter into this Agreement, each Seller individually represents and warrants to Buyer that the following statements are true, correct and complete with respect to each such Seller as of the date hereof:

    (a) Ownership of Precision Shares. Such Seller owns, beneficially and of record, the number of Precision Shares shown beside such Seller's name in Exhibit A hereto, free and clear of any lien, security interest, pledge, claim, demand or encumbrance or restriction of any kind or character whatsoever, and the Precision Shares represent all of the issued and outstanding shares of capital stock and equity securities of Precision. All such Precision Shares are duly authorized, validly issued, fully paid and nonassessable and have, in the hands of such Seller, and will have in the hands of Buyer, all the rights, privileges and preferences ordinarily accorded to owners of the Precision common stock.

    (b) Authority. Such Seller now has and will have, at the Closing, full power, authority and legal right to sell such Seller's Precision Shares to Buyer pursuant to this Agreement. This Agreement has been duly and validly authorized, executed and delivered by, and is the valid and binding obligation of, such Seller, subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, arrangement, preference, fraudulent conveyance or other similar laws and regulations now or hereafter in effect relating to or limiting creditors' rights generally or the enforcement of specific rights provided for in agreements, (ii) general principles of equity and/or the discretion of the court governing or limiting the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (iii) the application of principles of public policy underlying any such laws and regulations.

    (c) Compliance with Law. The consummation of the transactions contemplated hereby will be in compliance in all material respects with all applicable laws, rules, regulations and requirements of all Federal, state and local governmental authorities without the necessity for any license or permit or other action or permission in the nature thereof, or any registration with, or consent of, any such governmental authority.

    (d) No Litigation. There are no suits or proceedings at law or in equity, or before or by any governmental agency or arbitrator, pending, or to the knowledge of such Seller, threatened, anticipated or contemplated, which in any way affect the consummation of the transactions contemplated hereby or, if valid, would constitute or result in a breach of any representation, warranty or agreement of such Seller set forth herein.

    (e) Solvency. Such Seller is not bankrupt or insolvent and has not assigned Seller's estate for the benefit of creditors, entered into any arrangement with creditors, and does not have any present intention to file a petition in bankruptcy, to assign Seller's estate for the benefit of creditors, or to enter into any arrangement with creditors. Such Seller has no knowledge of any basis for the filing by any other person of an involuntary petition in bankruptcy with respect to Seller or Precision.

    (f)  Securities Laws Compliance.  Such Seller:

        (i) has been represented by such legal and tax counsel and others, each of whom has been personally selected by such Seller, as such Seller has found necessary to consult concerning this transaction, and such representation has included an examination of applicable documents, and an analysis of all tax, financial, and securities law aspects. Such Seller, his/her counsel and advisors, and such other persons with whom such Seller has found it necessary to consult, have sufficient knowledge and experience in business and financial matters to evaluate the above information, and the merits and risks of the transactions contemplated by this Agreement, and to make an informed investment decision with respect thereto;

        (ii) Buyer has made available to such Seller, his/her counsel and advisors, prior to the date hereof, the opportunity to ask questions of, and to receive answers from, Buyer and its representatives, concerning the terms and conditions of the acquisition of the Flanders Shares and access to obtain any information, documents, financial statements, records and books (A) relative to Buyer, the business and an investment in Buyer, and (B) necessary to verify the accuracy of any information furnished to each Seller. All materials and information requested by such Seller, his/her counsel and advisors, or others representing such Seller, including any information requested to verify any information furnished to such Seller, have been made available and examined.

        (iii) Except as disclosed on Schedule 3(f)(iii), such Seller is acquiring the Flanders Shares for Seller's own account and not as a fiduciary for any other person and for investment purposes only and not with a view to or for the transfer, assignment, resale, or distribution thereof, in whole or in part. Such Seller understands the meaning and legal consequences of the foregoing representations and warranties. Such Seller is not an "underwriter" of the securities, as that term is defined in Section 2(11) of the Securities Act of 1933 ("Securities Act"), and such Seller will not take or cause to be taken any action that would cause such Seller or Buyer to be deemed an "underwriter" of the securities.

        (iv) Each Seller has received and reviewed Buyer's Form 10-K for the period ended December 31, 1995 and Buyer's Form 10-Q for the period ending March 31, 1996.

        (v) Such Seller understands that the Flanders Shares have not been registered under the Securities Act nor pursuant to the provisions of the securities or other laws of any applicable jurisdictions. Such Seller further understands that the Flanders Shares cannot be sold, assigned, pledged, transformed or otherwise disposed of unless such Shares are registered or an exemption from registration is available, and that the Flanders Shares will bear a restrictive legend to that effect.

    (g) No Material Misstatements. To each Seller's knowledge, such Seller has not made any material misstatement of fact or omitted to state any material fact necessary or desirable to make complete, accurate and not misleading every representation, warranty and agreement set forth herein.

4. Representations and Warranties Concerning Precision. To further induce Buyer to enter into this Agreement, the Sellers, severally and not jointly, represent and warrant to Buyer that the following statements concerning the affairs of Precision are true, correct and complete as of the date hereof:

    (a) Organization, Standing and Qualification. Precision is duly organized, validly existing and in good standing under the laws of the State of Florida and is authorized and qualified to own and operate its properties and assets and conduct its business in all jurisdictions where such properties and assets are owned and operated and such business conducted. Precision has duly filed any and all certificates and reports required to be filed to date by the laws of Florida and any other applicable law. Precision has all franchises, permits, licenses, and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could materially adversely affect the business, properties, prospects, or its financial condition. Precision is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

    (b) Capitalization. As of the date of Closing, the authorized capital stock of Precision consists of 10,000 shares of Class A common stock, par value $0.10 per share, and 90,000 shares of Class B common stock, par value $0.10 per share, of which 3,767 Class A shares and 33,834 Class B shares are presently issued and outstanding, as set forth in the attached Exhibit A. The amount of outstanding shares are subject to increase pursuant to the provisions of Section 1(c) hereof. All of the outstanding shares of common stock of Precision were duly authorized and validly issued and are fully paid and nonassessable. Precision has no treasury shares. There are no outstanding subscriptions, options, warrants, calls, contracts, demands, commitments, convertible securities or other rights, agreements or arrangements of any character or nature whatsoever relating to the issuance of Precision common stock or other securities. No holder of any Precision security is entitled to any preemptive or similar rights to purchase any Precision securities.

    (c) Subsidiaries. The Company has no subsidiaries and no other investment in any entity. The Company is not a participant in any joint venture, partnership or other similar arrangement.

    (d) Stock Transfer Books. The stock transfer books and stock ledgers of Precision are complete, accurate and up to date, and with all necessary signatures, and set forth all stock and securities issued, transferred and surrendered. No duplicate certificate has been issued at any time heretofore. No transfer has been made without surrender of the proper certificate duly endorsed. All certificates so surrendered have been duly canceled and are attached to the proper stubs with all necessary stock powers attached thereto.

    (e) Corporate Records. The minute books and other corporate record books of Precision are complete, accurate, up to date, with all necessary signatures and set forth all meetings and actions taken by the stockholders and directors, including all actions set forth in all certificates of votes of stockholders or directors furnished to anyone at any time. The copies of Precision's Articles of Incorporation and Bylaws which have been delivered to Buyer are complete and correct, as amended, to the date of execution of this Agreement.

    (f) No Defaults. Except as disclosed on Schedule 4(f), Precision is not in default under or in violation of any provisions of its Articles of Incorporation or Bylaws or any restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other obligation or liability relating to Precision's business.

    (g) No Conflict. Except as disclosed on Schedule 4(g), neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of the Articles of Incorporation or Bylaws of Precision, any law, rule, regulation, judgment, decree, order or other such requirement, or under any material restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other material obligation or liability to which Precision is a party or by which it is bound, or to which any of its assets are subject, or result in the creation of any lien or encumbrance upon such assets.

    (h) Consents and Approvals. Except as disclosed on Schedule 4(h), the execution, delivery and performance of this Agreement by Sellers and the consummation of the transactions contemplated hereby do not require Precision or Sellers to obtain any consent, approval or action of, or make any filing with or give notice to any corporation, person or firm or any public, governmental or judicial authority except: (i) such as have been duly obtained or made, as the case may be, and are in full force and effect on the date hereof, (ii) those which the failure to obtain or make would have no material adverse effect on the transactions contemplated hereby or on Precision's business or financial condition, and (iii) any filings required under the Securities Act, or any applicable state securities laws.

        (i) Related-Party Transactions. Except as set forth on Schedule 4(i), no employee, officer, or director of Precision or member of his or her immediate family is indebted to Precision, nor is Precision indebted (or committed to make loans or extend or guarantee credit) to any of such individuals. To Sellers' knowledge, except as set forth on Schedule 4(i) or except as contemplated by the terms of this Agreement, none of such individuals has any direct or indirect ownership interest in any firm or corporation with which Precision is affiliated or with which Precision has a business relationship, or any firm or corporation that competes with Precision, except that employees, officers, or directors of Precision and members of their immediate families may own stock in publicly traded companies that may compete with Precision. Except as set forth on
Schedule 4(i) or except as contemplated by the terms of this Agreement, no member of the immediate family of any officer or director of Precision is directly or indirectly interested in any material contract with Precision.

        (j) Safety Laws. Precision is not in violation in any material respect of any applicable statute, law or regulation relating to occupational health and safety (including, but not limited to OSHA and any similar state laws), and to Sellers' knowledge, no material expenditures are or will be required in order to comply with any such existing statute, law or regulation.

        (k)  Environmental Compliance.

            (i)  Definitions. As used in this Agreement:

                (A) "Environmental Law" means any federal, state or local law, statute, ordinance, or regulation pertaining to health, industrial hygiene, or environmental conditions, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. '' 9601, et seq.; the Resource Conservation and Recovery Act of 1976, 42 U.S.C. '' 6901, et seq.; the Toxic Substances Control Act of 1976, 15 U.S.C. '' 2601, et seq.; the Superfund Amendments and Reauthorization Act of 1986, Title III, 42 U.S.C. '' 11001, et seq.; the Hazardous Materials Transportation Act, 49 U.S.C. '' 1801, et seq.; the Clean Air Act, 42 U.S.C. '' 7401, et seq.; the Federal Water Pollution Control Act, 33 U.S.C. '' 1251, et seq.; the Safe Drinking Water Act, 42 U.S.C. '' 300f, et seq.; the Solid Waste Disposal Act, 42 U.S.C. '' 3251, et seq.; and any other federal, state or local law, statute, ordinance, or regulation now in effect or hereafter enacted which pertains to health, industrial hygiene, or the regulation or protection of the environment, including, without limitation, ambient air, soil, groundwater, surface water, and/or land use.

                (B) "Hazardous Substance" means any material, waste, substance, pollutant, or contaminant which may or could pose a risk of injury or threat to the health of the environment, including, without limitation:

                    (1) Those substances included within the definitions of "hazardous substance," "hazardous waste," "hazardous material," "toxic substance," "solid waste," or "pollutant or contaminant" in, or otherwise regulated by any Environmental Law;

                    (2)  Those substances listed in the United States
Department of Transportation Hazardous Materials Table (49 CFR 172.101, including appendices and amendments thereto), or by the Environmental Protection Agency (or any successor agency) as hazardous substances (40 CFR Part 302 and amendments thereto);

                    (3) Such other substances, materials, or wastes which are or become regulated or classified as hazardous or toxic under federal, state, or local laws or regulations; and

                    (4) Any material, waste, or substance which is (i) petroleum or refined petroleum products; (ii) asbestos in any form; (iii) polychlorinated biphenyls; (iv) flammable explosives; (v) radioactive materials; or (vi) radon.

Any reference in this paragraph to statutory or regulatory sections shall be deemed to include any amendments thereto and any successor sections.

            (ii)  Environmental Representations.

                (A) All property owned by Precision (the "Property") is free from, and to Sellers' knowledge, has always been free from, Hazardous Substances, and is not now, and to Sellers' knowledge, has never been in violation of any Environmental Law. Precision has not caused or allowed the use, generation, manufacture, production, treatment, storage, release, discharge, or disposal of any Hazardous Substances on, under, or about the Property, and has not caused or allowed the transportation to or from the Property of any Hazardous Substance.

                (B) There are not now any buried or partially buried storage tanks located on the Property and to the extent there were buried tanks on the Property, to Seller's knowledge, they were removed and decommissioned in accordance with applicable laws.

                (C) Except as set forth on Schedule 4(k)(ii)(C), Precision has received no warning, notice of violation, administrative complaint, judicial complaint, or other formal or informal notice alleging that conditions on the Property or adjacent property are or have been in violation of any Environmental Law, or informing Seller that the Property is subject to investigation or inquiry regarding the presence of Hazardous Substances on or about the Property or the potential violation of any Environmental Law.

Any liability to Precision in connection with the exception noted on Schedule 4(k)(ii)(C) will not exceed $25,000.

                (D) Except as set forth on Schedule 4(k)(ii)(D), Precision is not aware of any facts or circumstances which could give rise to a violation of any Environmental Law. Any liability to Precision in connection with the exception noted on Schedule 4(k)(ii)(D) will not exceed $25,000.

                (E) No environmental lien in favor of any governmental entity has attached to any of the Property.

        (iii)	Archeological Matters.  To Sellers' knowledge, there are no
historical or archeological materials or artifacts of any kind or any Indian ruins of any kind located on the Property.

        (iv) Endangered Species Act. To Sellers' knowledge, no part of the Property is "critical habitat" as defined in the Federal Endangered Species Act, 16 U.S.C. ''1531 et seq., as amended, or in regulations promulgated thereunder, nor are any "endangered species" or "threatened species" located on the Property, as defined therein.

    (l) Compliance With Law. To Sellers' knowledge, neither Precision nor any of its directors, officers, fiduciaries, agents or employees, is in violation in any material respect of any applicable law, rule, regulation or requirement of any governmental authority in any way relating to Precision's business.

    (m) Financial Statements. The Financial Statements of Precision for the period ending April 30, 1996 attached hereto as Schedule 4(m) (the "Financial Statements"), are correct and complete and present fairly in all material respects the financial condition of Precision as of the dates described therein, and have been prepared in accordance with Generally Accepted Accounting Principles consistently applied. The books and records of the Company are complete in all material respects and are in an auditable condition.

    (n)  Properties and Assets.  The properties and assets presently owned and shown on its books and/or leased by Precision include all properties and assets of every kind, class and description, real and personal, tangible and intangible, known and unknown, used in the business of Precision and necessary to the conduct of its business as presently conducted. Precision has (or will have at Closing with respect to the Real Property) good and indefeasible title or leasehold interests to and possession of all such known properties and assets, free and clear of all liens, claims, security interests, encumbrances, restrictions and rights, title and interests in others other than those reflected on the Financial Statements, and there are no existing agreements, options or commitments or rights with, to or in any third party to acquire any of the properties or assets of Precision or any interest therein, except for those entered into in the ordinary course of business and not materially adversely affecting the properties, assets or rights of Precision. The assets of Precision on the Closing date shall include all of the assets described hereinabove or otherwise reflected on the Financial Statements, adjusted only for inventory and other assets acquired or disposed of in the ordinary course of business after April 30, 1996, and before the Closing Date.

    (o) Leases. Precision enjoys exclusive, peaceful and undisturbed possession under all leases to which it is a party. All such leases are identified on the attached Schedule 4(o), and are, to Sellers' knowledge, valid and enforceable in accordance with their terms, and Sellers have no knowledge that any party thereto is in default thereunder.

    (p) Inventory. The inventory, as reflected on the latest Financial Statements and as in existence at the Closing, was acquired and has been maintained in the ordinary course of the business practices of Precision, and is valued at reasonable amounts based on the ordinary course of business. Except as set forth on Schedule 4(p), none of such inventory is obsolete, unusable, damaged, or unsalable in the ordinary course of business, except to the extent reflected on said Financial Statements.

    (q) Intellectual Property. To Sellers' knowledge, Precision has full rights of use for all unregistered trademarks and service marks and does not infringe on any third party rights, and Precision owns or has acquired by license or otherwise all U.S. or foreign, inventions, franchises, discoveries, ideas, research, engineering, methods, practices, processes, systems, formulae, designs, drawings, products, projects, improvements, developments, know-how, and trade secrets which are used in or necessary for the conduct of its business (collectively the "Proprietary Rights"), without conflict or infringement in any material respect of any patent, copyright, trade secret or other lawful proprietary right of any other party, and subject to no restriction, lien, encumbrance, right, title or interest in others. All of the foregoing proprietary rights that are not in the public domain stand solely in the name of Precision and not in the name of any stockholder, director, officer, agent, partner or employee or anyone else known to Sellers, and none of the same have any right, title, interest, restriction, lien or encumbrance therein or thereon or thereto. To Sellers' knowledge, Precision's ownership and use of the proprietary rights do not and will not infringe upon, conflict with or violate in any material respect any patent, copyright, trade secret or other lawful proprietary right of any other party, and no claim is pending or, to Sellers' or Precision's knowledge, threatened to the effect that the operations of Precision infringe upon or conflict with the asserted rights of any other person under any proprietary right, and there is no reasonable basis for any such claim (whether or not pending or threatened). Except as set forth on Schedule 4(q), no claim is pending or, to Sellers' knowledge, threatened to the effect that any such proprietary rights owned or licensed by Precision, or which Precision otherwise has the right to use, is invalid or unenforceable by Precision, and, to Sellers' knowledge, there is no reasonable basis for any such claim (whether or not pending or threatened). Any liability to Precision in connection with the exception noted on Schedule 4(q) will not exceed $50,000. Precision has not granted or assigned to any other person or entity any right to manufacture, have manufactured, assemble or sell the products or proposed products or to provide the services or proposed services of Precision. To Sellers' knowledge, all patents, copyrights, trademarks, service marks and federal, state and foreign registrations thereof, are valid and in full force and effect and are not subject to any taxes, maintenance fees, or actions falling due within ninety
(90) days after the date hereof.

    (r) Material Contracts. Except as set forth on Schedule 4(r), Precision does not have any material obligation, contract, agreement, lease, sublease, commitment or understanding of any kind, nature or description, oral or written, fixed or contingent, due or to become due, existing or inchoate, or consisting of customer purchase orders or service contracts, all of which are either reflected in the Financial Statements for the periods such were in effect, or which impose upon Precision a liability of less than $5,000 individually or $25,000 in the aggregate.

    (s) No Undisclosed Liabilities. There are no material liabilities or obligations of Precision, including, without limitation, contingent liabilities for the performance of any obligation, except for (i) liabilities or obligations which are disclosed or fully provided for in Precision's Financial Statements,
(ii) liabilities or obligations disclosed in this Agreement or in any exhibit or schedule to this Agreement, and (iii) liabilities not in excess of $25,000 individually or $100,000 in the aggregate.

    (t)  Litigation.

        (i) Except as set forth on Schedule 4(t), there are no suits or proceedings at law or in equity, or before or by any governmental agency or arbitrator, pending, or to Sellers' knowledge, threatened, anticipated or contemplated, which, if decided against Precision, would have a material adverse effect on its business or financial condition, and there are no unsatisfied or outstanding judgments, orders, decrees or stipulations which in any way affect Precision or its properties or assets or to which it is or may become a party. There are no claims against Precision pending, or to Sellers' knowledge threatened, anticipated, or contemplated which, if valid, would constitute or result in a breach of any representation, warranty or agreement set forth herein. The open claims listed on Schedule 4(t) (other than item 3 which is addressed in Schedule 4(q)) will not result in a liability to Precision in excess of $25,000 in the aggregate. There will be no additional obligations or liability in excess of $25,000 imposed on Precision as a result of the INS audit referred to on Schedule 4(t).

        (ii) Texas Wrongful Death Action. The amount of any settlement payment or any judgment entered in connection with the Texas Wrongful Death Action (as defined in Section 8(c)(i)(D)) will not exceed the amount of applicable insurance coverage; and, Precision's insurer, Liberty Mutual, has not reserved any rights against Precision in connection therewith.

    (u) Taxes. (i) Precision has duly filed all federal, state, local and other tax returns and reports required to be filed by Precision on or prior to the date hereof with respect to all taxes withheld by or imposed upon Precision;
(ii) all such returns or reports reflect in all material respects the liability for such taxes of Precision as computed therein for the periods indicated, and all taxes shown on such returns or reports and all assessments received by Precision have been paid, or fully reserved for, to the extent that such taxes have become due; (iii) there are no waivers or agreements by Precision for the extension of time for the assessment of such taxes; and (iv) there are no material questions of taxation which are, as at the date hereof, the subject of dispute with any taxing authority. With respect to any period through the date hereof for which tax returns have not yet been filed, or for which taxes are not yet due or owing, Precision has made adequate reserves, determined in accordance with Generally Accepted Accounting Principles, for all liabilities for taxes as set forth in its financial statements. Except as disclosed on Schedule 4(u), Precision is not presently the subject of any tax audit by any taxing authority.

    (v) Employment Contracts. Except as set forth on Schedule 4(v), Precision has no written contracts of employment with any of its shareholders, employees or sales representatives, and no verbal contracts of employment which cannot be terminated without default by Precision on thirty (30) days notice.

    (w) Precision Personnel Matters. As of the Closing Date, the employees of Precision shall only include the individuals as set forth on Schedule 4(w). All such employees are either United States citizens or have obtained permission to reside and work within the United States and Precision's employee files contain copies of all legally required documentation confirming the same. With the exception of vacation accrued since the end of Precision's 1995 fiscal year, all accrued vacation of such employees has been taken or payment made with respect thereto prior to Closing. Any and all severance benefits owed to employees terminated prior to the date of Closing have been paid in full by Precision prior to Closing.

    (x)  Employee Restrictions.  To Sellers' knowledge, no employee of
Precision is subject to any secrecy or non-competition agreement or any other agreement or restriction of any kind that would impede in any way the ability of such employee to carry out fully all activities of such employee in furtherance of the business of Precision.

    (y) Labor Matters. Precision is not party to nor subject to any collective bargaining agreement, nor is any union organizing action or certification vote pending or threatened.

    (z)  Employee Benefit Plans.

        (i) Identification. Schedule 4(z)(i) contains a complete and accurate list of all employee benefit plans (the "Employee Benefit Plans") (within the meaning of Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) (A) sponsored by Precision, (B) to which Precision contributes on behalf of its employees, (C) with respect to which Precision participates on behalf of its employees, or (D) previously sponsored or contributed to by Precision on behalf of its employees within the three years preceding the date hereof. Each of the Employee Benefit Plans can be terminated or amended at will by Precision, with no unfunded liability to Precision. No unwritten amendment exists with respect to any Employee Benefit Plan.

        (ii) Compliance. Each Employee Benefit Plan has been administered and maintained in compliance with all Laws. No Employee Benefit Plan is currently the subject of an audit, investigation, enforcement action or other similar proceeding conducted by any governmental authority. No prohibited transactions (within the meaning of Section 4975 of the Code) have occurred with respect to any Employee Benefit Plan. No pending or, to the knowledge of Sellers, threatened claims, suits or other proceedings exist with respect to any Employee Benefit Plan other than normal benefit claims filed by participants or beneficiaries.

        (iii) Qualification. A favorable determination letter or ruling has been received from the Internal Revenue Service as to the current qualified status of each prototype Employee Benefit Plan intended to be qualified within the meaning of Section 401(a) of the Code and/or tax-exempt within the meaning of Section 501(a) of the Code. No proceedings exist or, to Sellers' knowledge, have been threatened against Precision that would result in the revocation of any such favorable determination letter or ruling.

        (iv) Funding Status. No accumulated funding deficiency (within the meaning of Section 412 of the Internal Revenue Code), whether waived or unwaived, exists with respect to any Employee Benefit Plan. With respect to each Employee Benefit Plan subject to Title IV of ERISA, the assets of each such plan are at least equal to the liabilities that result if all employees were fully vested and terminated employment and the plan is terminated as of the Closing Date. With respect to each Employee Benefit Plan described in Section 501(c)(9) of the Code, the assets of such plan are at least equal in value to the present value of accrued benefits under such plan as of the date hereof.

        (v) Multi-employer Plans. Precision has never been obligated to contribute to a Multi-employer plan within the meaning of Section 3(37) of ERISA.

        (vi) PBGC. No facts or circumstances exist that would result in the imposition of liability against Buyer by the Pension Benefit Guaranty Corporation as a result of any act or omission by Precision. No reportable event (within the meaning of Section 4043 of ERISA) for which the notice requirement has not been waived has occurred with respect to any Employee Benefit Plan subject to the requirements of Title IV of ERISA.

        (vii)	Retirees.  Except as disclosed on Schedule 4(z)(vii), Precision does not have, except as may be required by law, any obligation or commitment to provide medical, dental or life insurance benefits to or on behalf of any of its employees who may retire or any of its former employees who have retired from employment with Precision, including those receiving disability benefits.

    (aa)  No Adverse Change.  Since April 30, 1996, there has not been:

        (i) any material adverse change in the properties, assets, business, affairs, material contracts or prospects of Precision and, to Sellers' knowledge, no such changes currently are threatened, anticipated or contemplated;

        (ii) except as set forth on Schedule 4(aa)(ii), any actual or, to Sellers' knowledge, threatened, anticipated or contemplated damage, destruction, loss, conversion, termination, cancellation, default or taking by eminent domain or other action by governmental authority, which has affected or may hereafter affect the properties, assets, business, affairs, contracts or prospects of Precision;

        (iii) except as set forth on Schedule 4(aa)(iii), any material and adverse dispute pending or, to Sellers' knowledge, threatened, anticipated or contemplated, of any kind with any customer, supplier, source of financing, employee, landlord, subtenant or licensee of Precision, or any pending or, to Sellers' knowledge, threatened, anticipated or contemplated occurrence or situation of any kind, nature or description which is reasonably likely to result in any material reduction in the amount, or any change in the terms or conditions, of business with any substantial customer, supplier or source of financing;

        (iv) any pending or, to Sellers' knowledge, threatened, anticipated or contemplated occurrence or situation of any kind, nature or description peculiar to the business of Precision and materially and adversely affecting its properties, assets, business, affairs or prospects; or

        (v) any material reduction of capital, or any redemption of stock or dividend or, except in connection with the issuance of capital stock in consideration of the transfers contemplated by Section 1(c) of this Agreement, any distribution by Precision.

    (bb) Discrimination. Except as set forth on Schedule 4(bb), Precision has not received any written claim of any unfair labor practice or illegal discrimination on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices. To Sellers' knowledge, Precision has not engaged in any unfair labor practice or illegal discrimination on the basis of race, color, religion, sex, national origin, age or handicap in its employment conditions or practices.

    (cc) Disputes and Charges. There are no existing or, to Sellers' knowledge, threatened disputes, grievances, harassment charges, controversies or other employment or labor troubles affecting Precision.

    (dd) Accuracy of Information Furnished. Sellers have not made any material misstatement of fact or omitted to state any material fact necessary or desirable to make complete, accurate and not misleading the representations, warranties and agreements set forth herein, or in any exhibit hereto or certificate or other document furnished in connection herewith.

5.  Representations, Warranties and Agreements of Buyer.   Buyer represents and
warrants to and agrees with the Sellers that:

    (a) Organization, Standing and Qualification. Buyer is duly organized and validly existing and in good standing under the laws of the State of North Carolina, and is authorized and qualified to own and operate its properties and assets and conduct its business in all jurisdictions where such properties and assets are owned and operated and such business conducted.

    (b) Authority. Buyer has full right, power and authority to execute, deliver and perform the terms of this Agreement. This Agreement has been duly authorized by Buyer and constitutes a binding obligation of Buyer, enforceable in accordance with its terms.

    (c) Compliance with Law. Neither the execution and delivery of this Agreement nor consummation of the transactions contemplated hereby will conflict with or result in a breach of or constitute a default under any provision of Buyer's Articles of Incorporation or Bylaws, any law, rule, regulation, judgment, decree, order or other such requirement, or any material restriction, lien, encumbrance, indenture, contract, lease, sublease, loan agreement, note or other material obligation or liability to which it is a party or by which it is bound, or to which its assets are subject.

    (d) Shares Purchased for Investment. Buyer is acquiring the Precision Shares for its own account for investment purposes and not with a view to or in connection with, any distribution thereof within the meaning of the Securities Act.

    (e) Flanders' Shares. The Flanders Shares distributed to Sellers will be duly authorized, validly issued, fully paid and non-assessable, will not have been issued in violation of the preemptive rights of any Flanders shareholder, will be identical to all other shares of Flanders' common stock, and, in the hands of Sellers, will have all the rights, privileges and preferences accorded to all other holders of shares of Flanders common stock.

    (f) Employment Contracts and Options. Buyer has full right, power and authority to execute and deliver, and to perform its obligations under, the employment contract attached as Schedule 5(f) hereto (the "Employment Contract"). The Employment Contract has been duly authorized by Buyer and, upon its execution thereof, will constitute a valid and binding obligation of Buyer, enforceable against it in accordance with its terms, subject to (i) the effect of applicable bankruptcy, insolvency, reorganization, moratorium, arrangement, preference, fraudulent conveyance or other similar laws and regulations now or hereafter in effect relating to or limiting creditors' rights generally or the enforcement of specific rights provided for in agreements, (ii) general principles of equity and/or the discretion of the court governing or limiting the availability of specific performance, injunctive relief and other equitable remedies (regardless of whether such enforceability is considered in a proceeding in equity or at law), and (iii) the application of principles of public policy underlying any such laws and regulations.

    (g)  Consents and Approvals.  The execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not require Buyer to obtain any consent, approval or action of, or make any filing with or give notice to any corporation, person or firm or any public, governmental or judicial authority except: (i) such as have been duly obtained or made or will be made within the applicable time deadlines, as the case may be, and are in full force and effect on the date hereof, or (ii) those which the failure to obtain or make would not have a material adverse effect on the transactions contemplated hereby or on Buyer's business.

    (h) Maintenance of Subsidiary Status; Location of Business. Buyer shall maintain Precision as a wholly-owned subsidiary of Buyer for a period of not less than two and one-half (2-1/2) years following the Closing, and shall maintain the business and operations of Precision at its present location. Buyer has no present intention to move the operations of Precision to any other location.

    (i) Information Regarding Precision. Sellers have made available to Buyer, its counsel and advisors, prior to the date hereof, the opportunity to ask questions of, and to receive answers from, Sellers and their representatives, concerning the terms and conditions of the acquisition of the Precision Shares and access to obtain any information, documents, financial statements, records and books (A) relative to Precision, the business and an investment in Precision, and (B) necessary to verify the accuracy of any information furnished to Buyer. All materials and information requested by Buyer, its counsel and advisors, or others representing Buyer, including any information requested to verify any information furnished to Buyer, have been made available and examined.

6. The Closing. The closing of the purchase and sale of the Precision Shares shall take place at the offices of Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, 101 East Kennedy Boulevard, Suite 2700, Tampa, Florida, on or before August 31, 1996, or at such other time or place as shall be fixed by the mutual consent of the parties (the "Closing Date").

7.  Conditions of Buyer's and Sellers' Performance.

    (a) Buyer's Conditions. The obligation of Buyer to consummate this Agreement is subject to the satisfaction at the Closing, or waiver by Buyer in writing, of each of the following conditions:

        (i)  All the Sellers shall have executed this Agreement;

        (ii)  Sellers shall have delivered to the Buyer the Precision Shares;

        (iii) All Sellers shall have canceled any notes payable from Precision to any Sellers or such Seller's affiliates, and Buyer shall be furnished with written evidence thereof;

        (iv) All notes or other debts of Sellers or their affiliates owed to Precision shall be paid contemporaneously with the Closing and Buyer shall be furnished with written evidence thereof;

        (v) Seller shall deliver to Buyer at Closing evidence of title in the form of Title Insurance, insuring Precision's interest in the Real Property under this Agreement for the amount of the property value, subject only to this Agreement and standard exceptions. Precision shall pay all costs associated with obtaining and issuing such policies of title insurance;

        (vi)  A Phase I Environmental Survey shall have been completed by
Buyer (at its expense) on the Real Property, showing no liabilities for remedial work (or otherwise);

        (vii) Appropriate Sellers shall have caused the Real Property to be conveyed to Precision;

        (viii) Buyer shall have received written evidence of any and all loan(s) of Precision which are outstanding;

        (ix) Buyer shall have received an executed Employment Contract in substantially the form set forth in Schedule 5(f) from Gus Hernandez;

        (x) Buyer shall have received executed Noncompetition Agreements from Emily Beck, Robert Beck, William Beck and O.S. Lackley, in substantially the
form set forth in Schedule 7(a)(x)(i); (xi)	Sellers shall deliver to Buyer at
Closing certificates of search of the Uniform Commercial Code for filings against Precision in form and substance satisfactory to Buyer. Such certificates shall show searches of filings with respect to Precision and all names under which Precision has conducted its business;

        (xii) At the Closing date, no governmental agency or body, or other person or entity, shall have instituted or threatened any action to restrain or prohibit any of the transactions contemplated by this Agreement;

        (xiii)  The representations and warranties of the Sellers contained in this Agreement or in any certificate or document delivered to Buyer pursuant hereto shall be deemed to have been made again at the Closing and shall then be true in all material respects; Sellers shall have performed and complied in all material respects with all agreements and conditions required by this Agreement to be performed or complied with by them prior to or at the Closing; Sellers shall not be in default under any of the provisions of this Agreement; and Buyer shall have been furnished with one or more closing certificates of Sellers dated as of the Closing date, in substantially the form of Schedule 7(a)(xiii) certifying (A) to the fulfillment of the foregoing conditions and the due performance of such covenants and agreements, (B) that no material change has occurred in Precision' Financial Statements since April 30, 1996, (C) that the representations and warranties set forth in this Agreement are true and correct as of Closing, and (D) that, except as disclosed pursuant to this Agreement, neither Precision nor any of the Sellers is a party to any litigation or has knowledge of any claim, brought or threatened, seeking to recover damages from Precision or to prevent Precision or Sellers from continuing to use Precision assets or to conduct business in the manner as the same were used or conducted prior thereto, and which litigation or claim is likely to result in any judgment, order, decree or settlement which will materially and adversely affect the financial condition or business of Precision;

        (xiv) Buyer shall have received a legal opinion of Sellers' counsel in a form to be agreed upon, dated as of the Closing date;

        (xv) Buyer shall have received summaries of the accounts payable and accounts receivable of Precision, dated not later than five (5) days prior to Closing and not materially different from those dated April 30, 1996, except for changes occurring in the ordinary course of Precision's business;

        (xvi) Sellers shall have executed and delivered such other documents, instruments, certificates or agreements as shall be reasonably necessary to consummate this transaction;

        (xvii) All proceedings taken in connection with the transactions contemplated herein and all instruments and documents required in connection therewith or incident thereto shall be satisfactory in form to Snell & Wilmer, legal counsel for Buyer;

        (xviii) Precision shall have executed and delivered leases in the form of those attached hereto as Schedules 7(b)(x)(i) and (ii), respectively.

        (xix) The Buyer and POF Realty and LBH Realty shall have reached agreement with respect to the transactions contemplated by subsections 1(c)(ii) and (iii) of this Agreement.

    (b) Sellers' Conditions. The obligation of Sellers to consummate this Agreement is subject to the satisfaction at the Closing, or waiver by Sellers in writing, of each of the following conditions:

        (i)  Buyer shall have executed this Agreement;

        (ii) Buyer shall have made the payments required by Section 2(b) hereof and shall have delivered to the Escrow Agent the Flanders Shares;

        (iii) Buyer shall have executed an Employment Contract with Gus Hernandez in substantially the form set forth in Schedule 5(f);

        (iv) Seller shall have received a legal opinion of counsel to Buyer in a form to be agreed upon, dated as of the Closing.

        (v) At the Closing date, no governmental agency or body, or other person or entity, shall have instituted or threatened any action to restrain or prohibit any of the transactions contemplated by this Agreement.

        (vi) Buyer shall not be in default under any of the provisions of this Agreement; and Sellers shall have been furnished with one or more closing certificates of Buyer dated as of the Closing date, in substantially the form of
Schedule 7(b)(vi) certifying (A) to the fulfillment of the foregoing conditions and the due performance of such covenants and agreements, (B) that the representations and warranties set forth in this Agreement are true and correct as of Closing, and (C) that Buyer is not a party to any litigation and has no knowledge of any claim, brought or threatened, seeking to prevent Buyer from entering into this Agreement or consummating the transactions contemplated hereby;

        (vii) The representations and warranties of Buyer contained in this Agreement or in any closing certificate or document delivered to Sellers pursuant hereto shall be deemed to have been made again at the Closing and shall then be true in all material respects; Buyer shall have performed and complied with all agreements and conditions required by this Agreement to be performed or
complied with by it prior to or at the Closing; (viii)	Buyer shall have
executed and delivered such other documents, instruments, certificates or agreements and shall have taken such other actions as, in the opinion of legal counsel to Sellers, shall be reasonably necessary to consummate this transaction;

        (ix) All proceedings taken in connection with the transactions contemplated herein and all instruments and documents required in connection therewith or incident thereto shall be satisfactory in form to Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis, legal counsel for Seller;

        (x) Precision shall have executed and delivered leases in the form of those attached hereto as Schedules 7(b)(x)(i) and (ii), respectively;

        (xi) The Sellers and Buyer shall have executed and delivered the Rights Agreement; and

        (xii) The Buyer, the Sellers and the Escrow Agent shall have executed and delivered the Closing Escrow Agreement and the Flanders Shares Escrow Agreement.

        (xiii) Simultaneous with the Closing, the Buyer shall pay, or cause Precision to repay, the full amount of all indebtedness from Precision to SunTrust Bank and shall procure the cancellation of all guarantees of any Seller with respect to such indebtedness or any other indebtedness of Precision.

        (xiv) The Buyer and POF Realty and LBH Realty shall have reached agreement with respect to the transactions contemplated by subsections 1(c)(ii) and (iii) of this Agreement.

8.  Indemnification.

    (a) General Indemnification Obligation of Each Seller. Subject to the limitations hereinafter provided, from and after the Closing, Sellers will indemnify and hold harmless Buyer and its successors and assigns (an "Indemnified Buyer Party") against and in respect of:

        (i) Damages. Any and all damages, losses, deficiencies, liabilities, costs and expenses (collectively, "Damages") incurred or suffered by the Indemnified Buyer Party that result from, relate to or arise out of:

            (A) Any and all liabilities and obligations of Precision of any nature whatsoever, in existence as of the Closing, except for those liabilities and obligations of Precision set forth in the Financial Statements or disclosed in the schedules to this Agreement or as shall have arisen or been incurred by Precision in the ordinary course of its business after April 30, 1996;

            (B) Any and all actions, suits, claims or legal, administrative, arbitration, governmental or other proceedings or investigations against an Indemnified Buyer Party or Precision that relate to a Seller or Precision to the extent that the event giving rise thereto occurred prior to the Closing or which result from or arise out of any action or inaction prior to the Closing of any Seller, Precision, or any director, officer, employee, agent, representative or subcontractor of Precision, except for those set forth in the Financial Statements or schedules to this Agreement; or

            (C) Any misrepresentation, breach of warranty or nonfulfillment of any agreement or covenant on the part of Sellers under this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Buyer pursuant hereto (collectively, a "misrepresentation or breach of warranty"). In determining the amount of any Damages incurred as a result of any misrepresentation or breach of warranty for purposes of this subsection 8(a)(i)(C), any reference to "materiality" in any representation, warranty or covenant contained in this agreement shall be ignored.

        (ii) Actions. Any and all actions, suits, claims, proceedings, investigations, demands, assessments, fines, judgments, costs and other expenses (including, without limitation, reasonable legal fees and expenses) (collectively, "Actions") incident to any of the foregoing.

    (b) General Indemnification Obligation of Buyer. Subject to the limitations hereinafter provided, from and after the Closing, Buyer will reimburse, indemnify and hold harmless Sellers and their successors and assigns (an "Indemnified Seller Party") against and in respect of:

        (i) Damages. Any and all Damages incurred or suffered by any Indemnified Seller Party that result from, relate to or arise out of any misrepresentation, breach of warranty or non-fulfillment of any agreement or covenant on the part of Buyer under this Agreement or any other document delivered by Buyer pursuant to this Agreement, or from any misrepresentation in or omission from any certificate, schedule, statement, document or instrument furnished to Sellers pursuant hereto or thereto; and

        (ii) Actions. Any and all Actions incident to any of the foregoing or to the enforcement of this paragraph 8(b).

    (c) Limitation of Indemnity. Notwithstanding any provision in this Agreement to the contrary, an Indemnifying Party (as hereinafter defined) shall not be liable to an Indemnified Party (as hereinafter defined) for indemnification under this Section 8 for:

        (i)  Dollar Amounts Limitations.

            (A) Threshold Limitation. Damages or actions in an amount less than $25,000 in connection with any claim hereunder relating to a single occurrence or event, or for the first $250,000 of aggregate Damages or Actions in connection with all claims hereunder (it being the intention hereof that neither Buyer nor Seller shall be liable for the first $250,000 in aggregate Damages or Actions incurred by the other); PROVIDED, HOWEVER, the limitation herein provided shall not apply to any claim by the Sellers against the Buyer for failure to pay the full amount of the purchase price (including, without limitation, the distribution of the Flanders Shares as provided in the Flanders Shares Escrow Agreement).

            (B) Ceiling Limitation. Except with respect to claims relating to the "Texas Wrongful Death Action" and/or "Intentional Misrepresentations" (as said terms are hereinafter defined), Damages or Actions in in excess of $1,000,000 in the aggregate (it being the intention hereof that, except with respect to claims relating to the Texas Wrongful Death Action and/or Intentional Misrepresentations, the Sellers shall not be liable to the Buyer or Precision for Actions or Damages in excess of the aggregate amount $1,000,000); PROVIDED, HOWEVER, the limitation herein provided shall not apply to any claim by the Sellers against the Buyer for failure to pay the full amount of the purchase price (including, without limitation, the distribution of the Flanders Shares as provided in the Flanders Shares Escrow Agreement).

            (C) (1) Texas Wrongful Death Action Limitation. With respect to claims by Buyer relating to the Texas Wrongful Death Action, Damages or Actions in an amount in excess of the Cash Payment plus the Flanders Shares earned by the Sellers under the terms of the Flanders Shares Escrow Agreement (the "Earned Flanders Shares").

                (2) Intentional Misrepresentations Limitation. With respect to claims by Buyer for Intentional Misrepresentations relating to the Real Property, Damages or Actions in an amount in excess of $6,290,000 and one-fourth of the Earned Flanders Shares, and with respect to all other claims by Buyer for Intentional Misrepresentations, Damages or Actions in an amount in excess of $24,000,000 and three-fourths of the Earned Flanders Shares.

            (D) Definitions. For purposes of subsection (B) hereof, the term "Texas Wrongful Death Action" shall mean that certain suit entitled "Fatemah Dashtestani, Individually, as Next Friend of Gilda Rastegar, and on behalf of the Estate of Bahador Rastegar, Deceased, Plaintiffs and Saheb Amini and Esmaeel Rastegar, Intervenors, vs. Precisionaire, Inc. and Donald Ray Vickers, Defendants, Civil Action No. 3-95-CV1796-R (Jury) in the United States District Court for the Northern District of Texas, Dallas Division", and "Intentional Misrepresentation" shall mean the making of any representation or warranty by Sellers which to any Sellers' knowledge at the time of making such representation or warranty is false or inaccurate in any material respects.

        (ii) Time Limitation. Any claim for which the Indemnifying Party has not received a Claim Notice (as defined below) from the Indemnified Party on or before the first anniversary of the Closing Date (the "Indemnification Termination Date"); PROVIDED, HOWEVER, the time limitation herein provided shall not apply to any claim by Buyer relating to the Texas Wrongful Death Action. It is the intention hereof that, except with respect to claims by the Buyer relating to the Texas Wrongful Death Action, all obligations of the parties to indemnify pursuant to this Section 8 shall terminate on the Indemnification Termination Date with respect to all claims for Damages and Actions except those for which a Claim Notice has been received on or before the Indemnification Termination Date; and

        (iii) Insurance. Any claim hereunder to the extent such claim is paid by any insurer.

    (d) Several Liability. Notwithstanding anything in this Agreement to the contrary, in case of any liability hereunder, each Seller shall be severally liable hereunder with respect to any claim for indemnification, and the aggregate liability of an individual Seller shall be limited to the proceeds received by such Seller at Closing.

    (e) Method of Asserting Claims, Etc. In the event that any claim or demand is asserted against or sought to be collected from an Indemnified Purchaser Party or Indemnified Seller Party (an "Indemnified Party") by a third party, the Indemnified Party shall promptly notify the party from which indemnification is sought pursuant to paragraphs 8(a) or 8(b) above (the "Indemnifying Party") of such claim or demand, specifying the nature of such claim or demand and the amount or the estimated amount thereof to the extent then feasible (which estimate shall not be conclusive of the final amount of such claim and demand) (the "Claim Notice"). The Indemnifying Party shall have twenty (20) days from its receipt of the Claim Notice (the "Notice Period") to notify the Indemnified Party, (i) whether or not the Indemnifying Party disputes its liability to the Indemnified Party hereunder with respect to such claim or demand and (ii) notwithstanding any such dispute, whether or not the Indemnifying Party desires, at its sole cost and expense, to defend the Indemnified Party against such claim or demand.

        (i) Dispute of Liability. If the Indemnifying Party disputes its liability with respect to such claim or demand or the amount thereof (whether or not the Indemnifying Party desires to defend the Indemnified Party against such claim or demand as provided herein), such dispute shall be resolved in accordance with paragraph 8(g) hereof. Pending the resolution of any dispute by the Indemnifying Party of its liability with respect to any claim or demand, such claim or demand shall not be settled without the prior written consent of the Indemnified Party.

        (ii) Defense. In the event that the Indemnifying Party notifies the Indemnified Party within the Notice Period that it desires to defend the Indemnified Party against such claims or demand, then, provided: (i) that the Indemnifying Party acknowledges that it is liable to indemnify the Indemnified Party with respect to a particular claim; and (ii) the Indemnifying Party has financial resources which are reasonably adequate to pay the amount of the claim, except as hereinafter provided, the Indemnifying Party shall have the right to defend the Indemnified Party by appropriate proceedings, which proceedings shall be promptly settled or prosecuted by the Indemnifying Party to a final conclusion in such a manner as to avoid any risk of the Indemnified Party becoming subject to liability with respect thereto. If any Indemnified Party desires to participate in, but not control, any such defense or settlement, it may do so at its sole cost and expense.

        (iii)  Indemnifying Party Liability.  (1)  If the Indemnifying Party

elects not to defend the Indemnified Party against such claim or demand, whether by not giving the Indemnified Party timely notice as provided above or otherwise, then the amount of any such claim or demand, or if the same be defended by the Indemnifying Party or by the Indemnified Party (but no Indemnified Party shall have any obligation to defend any such claim or demand), then that portion thereof as to which such defense is unsuccessful, in each case shall be conclusively deemed to be a liability of the Indemnifying Party hereunder, unless the Indemnifying Party shall have disputed its liability to the Indemnified Party hereunder, as provided herein, in which event such dispute shall be resolved as provided in Section 8(g) hereof; (2) In the event an Indemnified Party should have a claim against the Indemnifying Party hereunder that does not involve a claim or demand being asserted against or sought to be collected from it by a third party, the Indemnified Party shall promptly send a Claim Notice with respect to such claim to the Indemnifying Party. If the Indemnifying Party disputes its liability with respect to such claim or demand, such dispute shall be resolved in accordance with Section 8(g) hereof; if the Indemnifying Party does not notify the

Indemnified Party within the Notice Period that it disputes such claim, the amount of such claim shall be conclusively deemed a liability of the Indemnifying Party hereunder.

    (f) Payment. Upon determination of liability hereunder, the appropriate party shall pay to the other, as the case may be, within twenty (20) days after such determination, the amount of any claim for indemnification made hereunder. Upon the payment in full of any claim hereunder, the entity making payment shall be subrogated to the right of the indemnified party against any person, firm or corporation with respect to the subject matter of such claim.

    (g) Arbitration. All disputes under this Section 8 shall be settled by arbitration in Florida before a single arbitrator pursuant to the rules of the American Arbitration Association. Arbitration may be commenced at any time by any party hereto giving written notice to each other party to a dispute that such dispute has been referred to arbitration under this Section 8(g). The arbitrator shall be selected by the joint agreement of the Sellers and Buyer, but if they do not so agree within twenty (20) days after the date of the notice referred to above, the selection shall be made pursuant to the rules from the panels of arbitrators maintained by such Association. Any award rendered by the arbitrator shall be conclusive and binding upon the parties hereto; provided, however, that any such award shall be accompanied by a written opinion of the arbitrator giving the reasons for the award. This provision for arbitration shall be specifically enforceable by the parties and the decision of the arbitrator in accordance herewith shall be final and binding and there shall be no right of appeal therefrom. Each party shall pay its own expenses of arbitration and the expenses of the arbitrator shall be equally shared; provided, however, that if in the opinion of the arbitrator any claim for indemnification or any defense or objection thereto was unreasonable, the arbitrator may assess, as part of the arbitration award, all or any part of the arbitration expenses of the other party (including reasonable attorneys' fees) and of the arbitrator against the party raising such unreasonable claim, defense or objection. Nothing contained in this Section 8(g) shall prevent the parties from settling any dispute by mutual agreement at any time.

    (h)  Exclusive Remedy.  Except with respect to claims arising under
Section 9 of this Agreement, claims arising under the Employment Contract and/or claims arising under the Noncompetition Agreements, the indemnification rights of the parties under this Section 8 are the exclusive remedy any party may have for any misrepresentation, breach of warranty or failure to fulfill any agreement or covenant hereunder on the part of any party hereto, or any other claim or cause of action arising out of the transactions contemplated hereby.

9.  Non-Disclosure Covenants.

    (a)  Proprietary Information.  Each Seller acknowledges that such Seller's relationship with Precision may have created or may hereafter create a relationship of confidence and trust with respect to information of a confidential or secret nature that may be disclosed to him by Precision that relates to the business of Precision or to the business of any affiliate, customer, or supplier of Precision ("Proprietary Information"). Such Proprietary Information includes, but is not limited to, any information regarding inventions, marketing plans, product plans, business strategies, financial information, forecasts, personnel information, customer lists, software, hardware, processes, formulas, development or experimental work, work in process, business, trade secrets, or any other secret or confidential matter relating to the products, projects, programs, sales, customer lists, price lists, or data, or business of Precision which is not generally known to the public. Each Seller agrees that such Seller will keep all such Proprietary Information in confidence and trust, and will not use or disclose any of such Proprietary Information without the prior written consent of Precision, except as may be necessary to perform any duties Seller may now or hereafter have as an employee of Precision. Each Seller further agrees that at the Closing hereunder, and subsequently upon request of Precision or at the time of the termination of the Seller's employment (if any) with Precision, Seller will deliver to Precision only, and, except as set forth on Schedule 9(a), shall not retain for Seller's own or others' use, any and all software programs, documents, and any other material and all copies thereof relating to Seller's work or Precision's products, projects, programs, or business of which the Seller had knowledge, or which contain any Proprietary Information.

    (b) Publicity. Each Seller agrees not to disclose to any person or entity, without the prior written consent of Buyer, any of the terms of this Agreement at any time prior to Closing and for a period of ninety (90) days thereafter, except as may be necessary for the performance of their obligations hereunder or the operation of Precision in the ordinary course of business. Precision and Buyer shall jointly disclose and publicize this transaction in a press release as and when agreed upon between them or as required by law.

10.  Other Matters.

    (a) No Share Purchases. Each of the Sellers agree to not purchase any of the shares of the Buyer from any source whatsoever at any time after the date hereof and prior to Closing.

    (b) Further Actions. Each of the Sellers warrants and agrees that, from time to time, Seller will use Seller's best efforts to cause any present or previous shareholder, director or officer of Precision to execute such minutes of meetings or other instruments and take whatever actions as shall be reasonably necessary or desirable to effect, or to carry out the intent and purposes of, the transactions contemplated hereby.

    (c) Purchase of Life Insurance Policy. At Closing, any one or more of the Sellers, other than Emily C. Beck (as they may agree) may purchase the life insurance policy on Emily Beck's life currently held by Precision for the "Cash Surrender" value of such policy.

    (d) Payment of Health Insurance Premiums. From and after the Closing, Buyer will cause Precision to continue to pay each Seller's health insurance premiums through December 31, 1996, at the rates and in the coverages in effect at the Closing.

    (e) Seller Compensation Pending Closing. The Buyer acknowledges that those Sellers who are employed by Precision will continue to receive their salaries, bonuses (including the Incentive Compensation Program, established March 2, 1993) and benefits

(consistent with past practices) up to and including the Closing Date. The parties acknowledge that amounts due with respect to the Incentive Compensation Program through the Closing Date will be determined promptly following Closing. The Buyer agrees to take all action necessary to cause Precision to pay the amount of such bonuses immediately upon determination of the amount thereof.

11.  Termination and Amendment.

    (a) Pre-Closing. This Agreement may be terminated by Buyer or Sellers at any time prior to the Closing upon written notice to the other parties:

        (i) If the representations, warranties and agreements or conditions of this Agreement to be complied with or performed by Precision or the Sellers (in the case of Buyer) or Buyer (in the case of Sellers) on or before the Closing shall not have then been complied with or performed in some material respect and such material noncompliance or nonperformance shall not have been waived by the party giving notice of termination or shall not have been cured by the defaulting party, or cure thereof commenced and diligently prosecuted thereafter by such party within three (3) business days after written notice of such material noncompliance or nonperformance is given by the non-defaulting party;

        (ii) If any governmental action is commenced to prevent the consummation of the transactions contemplated hereby;

        (iii)  By mutual written agreement of the parties;

        (iv) By either party upon written notice to the other if a Phase I Environmental Survey of the Real Property reveals any environmental liabilities for remedial work (or otherwise);

        (v) If the Closing has not occurred by August 31, 1996; or, if the Buyer delivers the Second Deposit, if the Closing has not occurred by September 30, 1996.

In the event this Agreement is terminated by either party pursuant to the provisions of this Section 11: (i) all rights and obligations of the parties hereunder and under paragraphs 2(d) and/or 2(e) (relating to "Exclusive Dealing" and "Break-up Fee", respectively) of that certain letter of intent between the parties hereto dated June 18, 1996 (the "LOI") shall immediately terminate and be null and void; and (ii) the Buyer shall strictly observe the provisions of paragraph 2(g) of the LOI (relating to "Confidentiality").

    (b) Waiver. Any representations, warranties, agreements or conditions of this Agreement may be waived at any time by the party entitled to the benefit thereof by action taken and evidenced by a written waiver executed by any such party.

12.  Miscellaneous.

    (a) Attorneys' Fees. In any action or proceeding arising out of or related to this Agreement, the prevailing party shall be entitled to its reasonable attorney fees and related costs, including fees and costs incurred prior to formal initiation of an action or proceeding, and including fees and costs incurred for collecting or attempting to collect any judgment or award.

    (b) Brokers and Finders. Except as otherwise provided herein, each of the parties hereto represents and warrants that it has dealt with no broker or finder in connection with any of the transactions contemplated by this Agreement. In the event that any finder's fee or broker's commission shall become payable by any party hereto as a result of another party's actions which constitute a misrepresentation or breach of warranty under this Section 12(b), such fee and commission shall be the sole and exclusive responsibility and liability of such breaching party with no right of contribution and the breaching party shall indemnify, defend and hold all other parties harmless in respect of all claims, losses, expenses and obligations (including reasonable attorney's fees) to the extent that the same arise or result from such finder's fee or broker's commission.

    (c) Expenses. From and after June 1, 1996, each of the parties hereto will bear its own legal fees and other expenses in connection with the transactions contemplated by this Agreement.

    (d) Survival. Except as specified below, all parties agree that the representations, warranties and agreements contained in this Agreement shall survive and remain in full force and effect for one (1) year following the Closing. All such representations, warranties and agreements (other than Buyer's representation contained in Section 5(e)) shall terminate on the Indemnification Termination Date and thereafter shall be of no further force or effect. This
Section 12(d) shall have no effect on Buyer's obligations under the Employment Contracts or the Flanders Share Escrow Agreement.

    (e) Severability. If any term or provision of this Agreement, including the exhibits hereto, or the application thereof to any person, property or circumstances, shall to any extent be invalid or unenforceable, the remainder of this Agreement, including the exhibits or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid and unenforceable, shall not be affected thereby, and each term and provision of this Agreement and the exhibits shall be valid and enforced to the fullest extent permitted by law.

    (f) Notices. Any notices, requests or consents hereunder shall be deemed given, and any instrument delivered, two days after they have been mailed by first class mail, postage prepaid, or twelve hours after such notice has been sent by telecopier or straight telegram, telegraphic charges prepaid, or upon receipt if delivered personally, as follows:

To Sellers:		At the addresses set forth in Exhibit A hereto
            with simultaneous copy to:

                        Trenam, Kemker, Scharf, Barkin, Frye, O'Neill & Mullis 101 E. Kennedy Boulevard, Ste. 2700
                        Post Office Box 1102
                        Tampa, Florida  33601
                        Attn:  Harold W. Mullis, Jr., Esquire
                        Telecopier:  (813)  229-6553

To Buyer:               Flanders Corporation
                        531 Flanders Filters Road
                        Washington, North Carolina  27889
                        Attn: Chief Financial Officer
                        Telecopier: (919) 946-4738

            with simultaneous copy to:

                        Snell & Wilmer
                        111 E. Broadway, Suite 900
                        Salt Lake City, Utah  84111
                        Attn:  William C. Gibbs, Esquire
                        Telecopier: (801) 237-1950

except that any of the foregoing may from time to time by written notice to the others designate another address which shall thereupon become its effective address for the purposes of this Section.

    (g) Definition of "Sellers' Knowledge". Whenever the phrase "to Sellers' knowledge," "to the knowledge of Seller," "to the best of Sellers' knowledge," or any similar phrase, is used in any Section in this Agreement, such phrase shall be deemed to refer to actual knowledge of a Seller, i.e. a conscious awareness of a Seller at the time such statements are made of specific facts with respect to the matters described in such Section. It specifically shall not include constructive or imputed knowledge of facts as to which a Seller does not have actual knowledge.

    (h) Entire Agreement. This Agreement, including the exhibits, schedules and documents referred to herein which are a part hereof, contains the entire understanding of the parties hereto with respect to the subject matter contained herein and may be amended only by a written instrument executed by the Buyer, and by those of the Sellers who are affected by any proposed amendment, or their respective successors or assigns. There are no restrictions, promises, warranties, covenants, or undertakings other than those expressly set forth or referred to herein. Any Section headings or table of contents contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.


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


    (i) Counterparts. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

    (j) Binding Effect. This Agreement shall inure to the benefit of and be binding upon Sellers and Buyer and their respective successors, but shall not inure to the benefit of anyone other than the parties signing this Agreement and their respective successors.

    (k) Governing Law. This Agreement shall be governed by the laws of the State of Florida.

    (l) Time of the Essence. Time is of the essence of this Stock Purchase Agreement and the rights and obligations of the parties hereto.

IN WITNESS WHEREOF, the parties hereto have duly executed this Agreement as of the date first above written.

                                        BUYER:
                                        FLANDERS CORPORATION, a North Carolina
                                        Corporation


                                        By:  /s/ Steven K. Clark
                                        Its:  CFO

                                        By:  /s/ Robert R. Amerson, CEO


                                        SELLERS:

                                        EMILY C. BECK MARITAL TRUST


                                        By:  /s/ Emily C. Beck
                                        Emily C. Beck, Trustee

                                        ROBERT A. BECK FAMILY TRUST


                                        By:  /s/ Emily C. Beck
                                        Emily C. Beck, Trustee


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


                                        EMILY C. BECK REVOCABLE TRUST


                                        By:  /s/ Emily C. Beck
                                              Emily C. Beck, Trustee



                                        /s/ Robert V. Beck
                                        ROBERT V. BECK



                                        /s/ William L. Beck
                                        WILLIAM L. BECK



                                        /s/ Susan A. Beck
                                        SUSAN ANN BECK

                                        SUSAN ANN BECK MANAGEMENT TRUST


                                        By:  /s/ Robert V. Beck
                                        Robert V. Beck, Trustee



                                        /s/ Alice B. Buzard
                                        ALICE B. BUZARD

                                        ALICE B. BUZARD MANAGEMENT TRUST


                                        By:  /s/ Robert V. Beck
                                        Robert V. Beck, Trustee

                                        GUSTAVO HERNANDEZ REVOCABLE TRUST
                                            U/A dated August 1, 1991


                                        By:  /s/ Gustavo Hernandez
                                        Gustavo Hernandez, Trustee



                                        /s/ O.S. Lackley
                                        O. S. LACKLEY

                                        POT REALTY, a Florida partnership


                                        By:  /s/ Gustavo Hernandez
                                        Gustavo Hernandez, General Partner


                                        By:  /s/ William L. Beck
                                        William L. Beck, General Partner


                                        By:  /s/ Robert V. Beck
                                        Robert V. Beck, General Partner


                                        By:  /s/ O.S. Lackley
                                        O.S. Lackley, General Partner


                                        By:  /s/ Emily C. Beck
                                        Emily C. Beck, General Partner


                                      34